Exhibit 5




                            April 22, 1997


BellSouth Corporation
1155 Peachtree Street, N.E.
Atlanta, Georgia 30309-3610

Dear Sirs:

    With reference to the registration statement which BellSouth Corporation (the "Company") proposes to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, registering 1,200,000 common shares (par value $1.00 per share) of the Company (the "Shares") which are to be issued in exchange for the outstanding shares of the common stock of Wireless Cable of Atlanta, Inc. in accordance with the terms of the Agreement and Plan of Reorganization dated as of February 11, 1997, described therein. I am of the opinion that:

    (1) The Company is a corporation duly organized and validly existing under the laws of the State of Georgia.

    (2) All proper corporate proceedings have been taken so that the Shares have been duly authorized and, when issued in accordance with such agreement, will be legally issued, fully paid and nonassessable.

    I hereby consent to any references to me contained in, and to the filing of this opinion with the Securities and Exchange
Commission in connection with, the registration statement referred to above.

                              Very truly yours,



                              Walter H. Alford